Exhibit 10(o)



              RESOLUTION OF THE BOARD OF DIRECTORS
                    ADOPTED SEPTEMBER 28,1998




          RESOLVED, that Section 5.2 of the 1997 General
     Employment Enterprises, Inc. Stock Option Plan be amended as follows, so that said section in its entirety will now read:

     "5.2.       Grants of Options to Non-Employee
     Directors. All grants of Options to Non-Employee Directors shall be automatic and non-discretionary. Each individual who is a Non-Employee Director on the effective date of the Plan shall be granted automatically a NSO to purchase 15,000 shares of Common Stock on the effective date of the Plan. Each individual who becomes a Non-Employee Director (other than a Non-Employee Director who was previously an employee Director) after the effective date of the Plan shall be granted automatically a NSO to purchase 5,000 shares of Common stock on the date he or she becomes a Non-Employee Director."